                                                                    Exhibit 11

                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               FISCAL YEAR ENDED
                                                 ------------------------------------------------
                                                 DECEMBER 30         DECEMBER 31        JANUARY 1
                                                     1995                1994              1994
                                                 -----------         -----------        ---------
PRIMARY EARNINGS PER SHARE

Net income                                          $157,291           $274,536          $246,415
Less Preferred Stock dividends                         3,683              3,430             3,094
                                                    --------           --------          --------
Net income available to common stockholders         $153,608           $271,106          $243,321
                                                    ========           ========          ========

Average number of common shares outstanding           63,743             64,620            64,011
                                                    ========           ========          ========

Primary earnings per share                             $2.41              $4.20             $3.80
                                                    ========           ========          ========

FULLY DILUTED EARNINGS PER SHARE

Net income                                          $157,291           $274,536          $246,415
Increased ESOP contribution required if
     Preferred Stock were converted to Common
     Stock                                             1,430              1,508             1,567
                                                    --------           --------          --------
Fully diluted earnings                              $155,861           $273,028          $244,848
                                                    ========           ========          ========

Average number of common shares outstanding           63,743             64,620            64,011
Additional common equivalent shares
     resulting from:
     Conversion of Preferred Stock                     1,586              1,623             1,647
     Dilutive effect of stock options                    409                351               367
                                                    --------           --------          --------
Average number of common and common
     equivalent shares                                65,738             66,594            66,025
                                                    ========           ========          ========

Fully diluted earnings per share                       $2.37              $4.10             $3.71
                                                    ========           ========          ========